Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:	Christopher J. Munyan President and Chief Executive Officer (610) 729-3740

FOR IMMEDIATE RELEASE
August 16, 2016
CSS INDUSTRIES, INC. ANNOUNCES
RESIGNATION OF CHIEF FINANCIAL OFFICER
PLYMOUTH MEETING, PA – CSS Industries, Inc. (NYSE: CSS) announced today the resignation of Vincent A. Paccapaniccia as Chief Financial Officer of the Company effective August 16, 2016. Mr. Paccapaniccia, who is leaving to pursue other business interests, has agreed to provide transition services through September 16, 2016. The Company is conducting a nationwide search for a new Chief Financial Officer. David F. McHugh, Vice President – Finance of CSS, will serve as interim Chief Financial Officer until a permanent replacement is appointed.
Mr. McHugh has served as Vice President – Finance of CSS since joining the company in 2011. Prior to joining CSS, Mr. McHugh served for approximately 13 years as Senior Vice President and Corporate Controller of ICT Group, Inc., a provider of customer management and business process outsourcing solutions, which was a public company prior to being acquired by Sykes Enterprises, Incorporated in 2010. Mr. McHugh is a certified public accountant and holds a B.S. in accounting from Villanova University.
“We thank Vince for his accomplishments as our CFO over the past six plus years and we wish him well in his future endeavors,” commented Christopher J. Munyan, President and Chief Executive Officer of CSS. “Dave McHugh’s considerable public company financial reporting experience and his extensive knowledge of our business processes and systems make him well qualified to serve as our interim Chief Financial Officer,” said Mr. Munyan.
CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers.  These all occasion and seasonal products include decorative ribbons and bows, classroom exchange Valentines, infant products, journals, buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery, and other items that commemorate life’s celebrations.